Exhibit 99.1

Edgio, Inc. Receives Nasdaq Notification Regarding Late Filing of Form 10-Q

PHOENIX – August 18, 2023— Edgio, Inc. (NASDAQ: EGIO) (the “Company”) today announced that it received a notice (the “Notice”) on August 14, 2023, from The NASDAQ Stock Market LLC (“Nasdaq”) stating that it is not in compliance with the requirements for continued listing under Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) due to the delay in filing its Quarterly Report on Form 10-Q for the period ended June 30, 2023 (the “Quarterly Report”) and because the Company remained delinquent in filing its Quarterly Report on Form 10-Q for the period ended March 31, 2023 (the “Q1 10-Q”).

The Notice has no immediate effect on the listing of the Company’s common stock on the Nasdaq Global Select Market. The Company has until September 12, 2023 to regain compliance, and it intends to file the Quarterly Report as promptly as possible in order to regain compliance with the Listing Rule. The Company filed its Q1 10-Q with the SEC on August 15, 2023.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These statements include, among others, statements regarding the Company’s current expectations and intentions with respect to the filing of the Quarterly Report. Our expectations and beliefs regarding these matters may not materialize. It is very difficult to predict the effect of known factors, and the Company cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties, and other factors, including those factors disclosed in our SEC filings, including our most recent reports on Form 10-K and 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online on our investor relations website at https://investors.edg.io/ and on the SEC website at www.SEC.gov. All information provided in this release is as of August 18, 2023, and we undertake no duty to update this information in light of new information or future events, unless required by law.

About Edgio

Edgio (NASDAQ: EGIO) helps companies deliver online experiences and content faster, safer, and with more control. Our developer-friendly, globally scaled edge network, combined with our fully integrated application and media solutions, provide a single platform for the delivery of high-performing, secure web properties and streaming content. Through this fully integrated platform and end-to-end edge services, companies can deliver content quicker and more securely, thus boosting overall revenue and business value. To learn more, visit edg.io and follow us on Twitter, LinkedIn and Facebook.

Investor relations:

Sameet Sinha

602-850-4973

ir@edg.io